Exhibit 10.3
RESTRICTED STOCK UNIT GRANT AGREEMENT
PURSUANT TO THE BRISTOW GROUP INC.
2019 MANAGEMENT INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT (the “Agreement”), dated as of [●] (the “Date of Grant”) between Bristow Group Inc., a Delaware corporation (f/k/a Era Group Inc.) (the “Company”), and [●] (the “Participant”).
RECITALS:
WHEREAS, on June 11, 2020, the Company completed its merger with Bristow Holdings U.S. Inc., a Delaware corporation (f/k/a Bristow Group Inc.) (“Legacy Bristow”), pursuant to which Legacy Bristow became a wholly-owned subsidiary of the Company pursuant to the terms of the Agreement and Plan of Merger dated as of January 23, 2020, as amended, by and among the Company, Ruby Redux Merger Sub, Inc. and Legacy Bristow;
WHEREAS, the Company has assumed the Bristow Group Inc. 2019 Management Incentive Plan, as amended May 19, 2020 (the “Plan”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
WHEREAS, the Board and the Committee have determined that it would be in the best interests of the Company and its stockholders to issue and grant to the Participant pursuant to the Plan, for the purpose of attracting, motivating, and retaining select employees by providing employees with an interest in the growth and development of the Company, restricted stock units (“Restricted Stock Units” or “RSUs”) covering shares of the Company’s common stock (“Common Stock”). The Participant desires to accept the Restricted Stock Units upon the terms and subject to the conditions hereinafter provided.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of Restricted Stock Units; Dividend Equivalent Rights. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant [●] Restricted Stock Units. In addition, the Participant is hereby granted a Dividend Equivalent Right (as defined in the Plan) with respect to each Restricted Stock Unit , provided, however, that, prior to the record date for any dividend, the Committee shall determine, in its sole discretion, whether (i) the Participant shall immediately receive the dividend with respect to a Dividend Equivalent Right on the payment date, notwithstanding the vesting date of the corresponding Restricted Stock Unit as set forth in Paragraph 2 below or (ii) the amount of the dividend otherwise payable on the Dividend Equivalent Right shall be held in escrow from and after the dividend payment date until the corresponding Restricted Stock Unit vests, at which time the amount of the dividend shall be paid to the Participant.

2.    Vesting.
(a)    Target VWAP and Earn Dates. Subject to the terms and conditions set forth herein and in the Plan, the Restricted Stock Units shall be earned in the amounts and on the dates set forth in the table below (rounded to the nearest whole share, not to exceed the total number of shares in Paragraph 1) (each, an “Earn Date”) subject to the Participant’s continued employment as of such date and the achievement of a volume weighted average price per share of Common Stock over the 120-day period immediately preceding the scheduled Earn Date that is at or above the level provided in the table below (the “Target VWAP”) as follows:

Earn Date	Target VWAP	RSUs Earned (% of total)	Number of RSUs Earned
[●]	$[●]	33.33%	[●]
[●]	$[●]	33.33%	[●]
[●]	$[●]	33.34%	[●]

Restricted Stock Units that are earned on an Earn Date are referred to as “Earned RSUs”. For clarity, if the Target VWAP is not achieved as of the applicable Earn Date, then the Restricted Stock Units that were eligible to be earned on such date will be cancelled and forfeited as of such date.
(b)    Vesting. All Earned RSUs will vest on [●] (the “Vesting Date”) subject to the Participant’s continued employment as of such date.
Notwithstanding the foregoing, the Restricted Stock Units shall vest immediately, without any action on the part of the Company (or its successor as applicable) or the Participant if, prior to a Forfeiture (as defined below) by the Participant, any of the following events occur (and the date of such event will be the Vesting Date):
(i)    the death of the Participant;
(ii)    the Participant becomes Disabled (as defined below);
(iii)    the Retirement (as defined below) of the Participant;
(iv)    the termination of the Participant’s employment with the Company and/or its Subsidiaries, as applicable, by the Company (or applicable Subsidiaries) without Cause (as defined below);
(v)    the Participant resigns for Good Reason (as defined below); or
(vi)    the occurrence of a Change in Control (as defined below).

(c)    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Cause” shall mean (i) fraud, embezzlement or gross insubordination on the part of the Participant or breach by the Participant of his or her obligations under any Company policy or procedure; (ii) conviction of or the entry of a plea of nolo contendere by the Participant for any felony; (iii) a material breach of, or the willful failure or refusal by the Participant to perform and discharge, his or her duties, responsibilities or obligations as an employee; or (iv) any act of moral turpitude or willful misconduct by the Participant which (A) is intended to result in substantial personal enrichment of the Participant at the expense of the Company or any of its Subsidiaries or Affiliates or (B) has a material adverse impact on the business or reputation of the Company or any of its Subsidiaries or Affiliates.
“Change in Control” shall have the meaning set forth in the Bristow Group Inc. (f/k/a Era Group Inc.) 2012 Stock Incentive Plan.
“Disabled” shall mean that by reason of injury or illness (including mental illness) the Participant shall be unable to perform full-time employment duties for 90 consecutive days or 120 days in a 12-month period.
“Good Reason” shall mean, in each case without the Participant’s consent:
(i) a material diminution in the Participant’s base compensation, annual target bonus opportunity or annual long-term incentive award opportunity;
(ii) (A) only with respect to a Non-Operational Participant, a material diminution in the Participant’s title, authority, duties or responsibilities, (B) only with respect to an Operational Participant, a material diminution in the Participant’s duties or responsibilities that is inconsistent with written notification by the Company to the Participant with respect to his or participation hereunder; provided that the Committee shall determine whether the Participant is an “Operational” or “ Non-Operational” Participant;
(iii) a change in the geographic location from where the Participant performs his/her services for the Company, or its applicable Subsidiary or Affiliate, by more than 50 miles from the geographic location where the Participant performed his/her services for the Company, or its applicable Subsidiary or Affiliate, as of the date immediately prior to the Change in Control; or
(iv) a material breach by the Company, any Subsidiary or any Affiliate of any material written agreement between the Participant and the Company or such Subsidiary or Affiliate.
The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“Retirement” shall mean Participant’s formal retirement from employment with the Company under acceptable circumstances as determined by the Committee in its sole discretion (which determination may be conditioned upon, among other things, the Participant entering into a non-competition agreement with the Company).
3.    Forfeiture. (i) Restricted Stock Units eligible to be earned on an Earn Date and that do not become Earned RSUs will be cancelled and forfeited as of the applicable Earn Date, as provided in Paragraph 2(a) above; (ii) except as provided in Paragraph 2(b) above, upon termination of the Participant’s employment with the Company, any outstanding unvested Restricted Stock Units and unvested Dividend Equivalent Rights shall not vest and shall immediately thereupon be forfeited by the Participant to the Company without any consideration therefor, and (iii) any Restricted Stock Units and Dividend Equivalent Rights (whether vested or unvested) shall terminate and be of no further force or effect as provided in Paragraph 7 below (a “Forfeiture”).
4.    Issuance of Common Stock. Within 30 days following the Vesting Date (but no later than March 15 of the year following the year in which the Vesting Date occurs), the Company shall, subject to the withholding referred to in Paragraph 6 hereof, issue to the Participant one share of Common Stock (in certificate or electronic form) in settlement of such vested Restricted Stock Unit, together with any vested dividends, if applicable, and such Restricted Stock Unit and corresponding Dividend Equivalent Right shall be cancelled. For clarity, the Participant shall have no rights as a stockholder of the Company, no dividend rights (except with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Restricted Stock Units or any shares underlying or issuable in respect of such Restricted Stock Units until such shares are actually issued to and held of record by the Participant.
5.    Transferability. The Participant shall not transfer or assign the Restricted Stock Units or Dividend Equivalent Rights except as permitted in accordance with Article IX of the Plan.
6.    Withholding. All payments or distributions of Common Stock or cash dividends or with respect thereto shall be net of any amounts required to be withheld pursuant to applicable federal, national, state and local tax withholding requirements. The Company may require the Participant to remit to it an amount sufficient to satisfy such tax withholding requirements prior to delivery of any certificates for such Common Stock or with respect thereto. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or its Affiliates to the Participant as the Company shall determine. The Company may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit the Participant to pay all or a portion of the withholding taxes arising in connection with the Common Stock or any payments or distributions with respect thereto by electing to have the Company withhold Common Stock having a Fair Market Value equal to the amount to be withheld, provided that such withholding shall only be at rates permitted by applicable statutes or regulations, which may include the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to comply with applicable law). Notwithstanding the foregoing, if any Restricted Stock Units vest during a trading blackout period (including in connection with a termination of the Participant’s employment), the Participant’s applicable tax withholding obligation(s) with respect to such vested Restricted Stock Units shall be satisfied by the Company withholding Common Stock having a Fair Market Value equal to the amount to be withheld and determined in the manner provided above.
7.    Restrictive Covenant Breach. By accepting the Restricted Stock Units and Dividend Equivalent Rights, the Participant acknowledges and agrees that he or she continues to be bound by the restrictive covenants contained in the Participation Agreement between Legacy Bristow and the Participant entered into in connection with the Participant’s designation as a participant under Legacy Bristow’s Amended and Restated 2019 Management Severance Benefits Plan for U.S. Employees effective as of October 31, 2019 (the “Legacy Bristow Severance Plan Participation Agreement”). The Company may cancel, rescind, suspend, withhold or otherwise limit or restrict all Restricted Stock Units and Dividend Equivalent Rights under this Agreement at any time that the Participant is not in compliance with Section 5(e) [Non-Solicitation/Non-Hire of Company Group Employees and Other Service Providers] or Section 5(f) [Non-Competition] of the Legacy Bristow Severance Plan Participation Agreement (the “Restrictive Covenants”). If the Participant chooses to violate the Restrictive Covenants, the Company shall be entitled to cancel all outstanding Restricted Stock Units and Dividend Equivalent Rights under this Agreement and receive from the Participant all shares of Common Stock previously issued and all cash dividends previously paid to the Participant under this Agreement, and if the Participant has sold, transferred or otherwise disposed of such Common Stock, the Participant shall immediately pay to the Company the Fair Market Value of such Common Stock on the date(s) such Common Stock was issued, without regard to any taxes that may have been deducted from such amount. To the extent that the Company is required to seek enforcement of the provisions of this Paragraph 7, the Company shall be entitled to an award of attorney fees should it prevail in any such action.
8.    Adjustment. The Restricted Stock Units and Dividend Equivalent Rights may be adjusted by the Committee in accordance with Article X of the Plan.
9.    Notices. Any notice required or permitted hereunder shall be deemed given only when delivered personally or when deposited in a United States Post Office as certified mail, postage prepaid, addressed, as appropriate, if to the Participant, at such address as the Company shall maintain for the Participant in its personnel records or such other address as he or she may designate in writing to the Company, and if to the Company, at 3151 Briarpark Drive, Suite 700 Houston, Texas 77042, Attention: General Counsel or such other address as the Company may designate in writing to the Participant.
10.    Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, discussions and understandings (whether oral or written and whether express or implied) with respect to such subject matter.
11.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.    Tenure. The Participant’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by the award hereunder.
13.    Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Participant, his executors, administrators, personal representatives and heirs. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.
14.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles and provisions thereof relating to conflict or choice of laws.
15.    Amendment and Termination. This Agreement may not be amended or terminated unless such amendment or termination is in writing and duly executed by each of the parties hereto.
16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
17.    Construction. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail; provided, however, that in the case of any conflict or ambiguity pertaining to a Change in Control, this Agreement will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
18.    Compliance with Section 409A. The compensation payable to the Participant pursuant to this Agreement is intended to be exempt from or compliant with Section 409A of the Code, and this Agreement and the Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent.
19.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this Agreement by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line or voice activated system established and maintained by the Company or a third party vendor designated by the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Agreement on the date and year first above written.
Bristow Group Inc.

[●]

The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement as of the date and year first above written.

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